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                                                                      EXHIBIT 99


                             [SERVICE EXPERTS LOGO]



FOR IMMEDIATE RELEASE                   Contact:  Alan R. Sielbeck,
                                                  Chief Executive Officer
                                                            or
                                                  Anthony M. Schofield,
                                                  Chief Financial Officer
                                                  (615) 371-9990



                   SERVICE EXPERTS, INC. REPORTS 1998 RESULTS

                   ------------------------------------------

       FOURTH QUARTER EARNINGS -- $0.31 PER SHARE BEFORE POOLING EXPENSES

NASHVILLE, Tenn., February 23, 1999 -- Service Experts, Inc. (NYSE: SVE) today announced financial results for the fourth quarter and year ended December 31, 1998.

         Alan R. Sielbeck, chairman of the board, president and chief executive officer of Service Experts, said, "Service Experts had another successful year of operations and continued to build our national network, ending the year with 104 service centers in 34 states. Despite an unusually warm fourth quarter which negatively affected our revenue mix, we reported a 35.5 percent increase in net income for the fourth quarter and a 46.9 percent increase for 1998. Not only did we exceed our acquisition goals for the year, but we reported our tenth consecutive quarter of improving earnings, despite the difficult weather pattern.

         "During the fourth quarter alone we added twelve new service centers and eleven "tuck-in" companies with approximately $42.4 million in revenues, bringing our annualized revenues to just over $500 million and added the 34th state to our network."




                          SEI Management Company, LLC
 Six Cadillac Drive - Suite 400 - Brentwood, Tennessee 37027 - (615) 371-9990 -
                               Fax (615) 221-9881
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         For the fourth quarter ended December 31, 1998, net income before one-time pooling-of-interest charges was $5.4 million, or $.31 per share, compared with $3.9 million, or $0.24 per share in the prior year's fourth quarter. Results included one-time pooling-of-interest charges of $179,000 in this year's fourth quarter and $164,000 in last year's fourth quarter. Net revenue for the quarter increased 56.0 percent to $114.2 million from $73.2 million last year.

         For the year ended December 31, 1998, net income before the above-mentioned pooling charges was $23.5 million, or $1.38 per share, compared with $16.0 million, or $1.08 per share a year ago. Net revenue increased 64.4 percent to $407.8 million from $248.1 million last year. During the year we acquired a total of 43 service centers and 63 smaller "tuck-ins," representing a total of $170 million in annualized net revenue. One was accounted for under the pooling-of-interests method of accounting.

         Mr. Sielbeck said, "we made great progress in 1998 in the execution of our growth and service strategies. While we continued to expand the network, we also improved our integration process, strengthened our marketing programs, and recruited managers who have excelled in our industry. In 41 of our 104 service centers, we installed our new operations software system which provides for more efficient operations, improved customer service levels and Y2K compliance.

         "Because 1999 has started with continuing warm weather affecting first quarter product mix, and because we have budgeted additional fixed overhead which particularly impacts results in periods when volumes are lower, we are adjusting our net income expectations for the year to a range of $1.65-1.70 per share. We will continue to utilize our light commercial service and installation capabilities in selected markets during unfavorable weather patterns and will market products such as indoor air quality (IAQ) to generate supplementary revenues during periods with decreased demand service. At this point, we
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expect our first quarter results to slightly exceed the first quarter of 1998 reported net income of $0.19 per diluted share (as restated to reflect a subsequent poolings-of-interest transaction).

         "The additional investments being made in our management and marketing systems are building necessary infrastructure. This will allow us to leverage our leading market position and brand advantage in the future. Our management team continues to implement better practices throughout our 104 centers. These become the foundation for effective brand development. I am very pleased with our progress in this area. We remain focused on our opportunity as the clear leader in the residential HVAC segment and enthusiastic about our growth plans for 1999."

         Service Experts, Inc. is one of the leading providers of residential HVAC services and replacement equipment in the United States with 104 service centers in 34 states. The Company installs, services and maintains central air conditioners, furnaces and heat pumps, primarily in existing homes.

         This release contains certain forward-looking statements regarding the anticipated continued growth of the Company which could be affected by a number of factors which could cause the Company's actual results to differ from those discussed in this release, including those relating to the successful closing of pending acquisitions, the availability of additional HVAC companies for acquisition, the successful integration of acquired companies, the ability to obtain and retain key management personnel, the absence of any material year 2000 problems, and the adequacy of the Company's capital resources.




                               (Table to follow)
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Service Experts, Inc.
Consolidated Financial Statements
($ in thousands, except earnings per share)


                                                      Three Months Ended                    Twelve Months Ended
                                               --------------------------------        --------------------------------
                                               December 31,        December 31,        December 31,        December 31,
                                                   1998                1997                1998                1997
                                               ------------        ------------        ------------        ------------
Net revenue                                    $    114,231        $     73,237        $    407,835        $    248,110

  Cost of goods sold                                 73,587              47,768             261,670             161,281
                                               ------------        ------------        ------------        ------------
Gross margin                                         40,644              25,469             146,165              86,829

Selling, general and
  administrative                                     30,967              19,204             104,627              62,103
                                               ------------        ------------        ------------        ------------
Income from operations                                9,677               6,265              41,538              24,726

Other income (expense):
  Interest expense                                   (1,313)               (177)             (3,708)               (772)
  Interest income                                        64                 160                 419                 793
  Other income                                          (47)                175                 436                 578
                                               ------------        ------------        ------------        ------------
Other income (expense)                               (1,296)                158              (2,853)                599
                                               ------------        ------------        ------------        ------------
Income before taxes                                   8,381               6,423              38,685              25,325

Income tax expense                                    3,119               2,541              15,260               9,380
                                               ------------        ------------        ------------        ------------
Net income                                     $      5,262        $      3,882        $     23,425        $     15,945
                                               ============        ============        ============        ============
Basic earnings per share                       $       0.30        $       0.25        $       1.39        $       1.08
                                               ============        ============        ============        ============
Basic weighted average shares                    17,431,000          15,704,000          16,875,000          14,774,000
                                               ============        ============        ============        ============
Diluted earnings per share                     $       0.30        $       0.24        $       1.37        $       1.07
                                               ============        ============        ============        ============
Diluted weighted average shares                  17,589,000          15,863,000          17,068,000          14,924,000
                                               ============        ============        ============        ============